Exhibit 99.1

PDS Biotechnology Reports Full Year 2019 Financial Results and Provides Business Update

Princeton, NJ, March 27, 2020 - PDS Biotechnology Corporation (“PDS Biotechnology”) (Nasdaq: PDSB), a clinical-stage immuno-oncology company developing multiple therapies based on T-cell activating technology called Versamune® today announced its financial results for the full year ended December 31, 2019 and provided a business update.

Fourth Quarter 2019 and Recent Business Highlights

●
Reported promising Phase 1 clinical outcome data of PDS0101 in patients with cervical intraepithelial neoplasia (CIN) infected with multiple high-risk, cancer-causing types of human papillomavirus (HPV). Study demonstrated robust treatment-induced HPV16-specific killer T-cell (CD8+) responses as well as clearance of the disease and regression of lesions in the majority of evaluable patients;

●	Announced clinical collaboration with Merck to evaluate PDS0101 in combination with KEYTRUDA® (pembrolizumab) in first line treatment of metastatic head and neck cancer;
●	Selected Dr. Jared Weiss as Principal Investigator for Phase 2 Clinical Collaboration with Merck and formed an Independent Data Monitoring Committee;
●	Completed manufacturing of clinical batches of HPV mix component of PDS0101 for upcoming Phase 2 combination trials with Merck and National Cancer Institute;
●	Announced pre-clinical collaboration with Farmacore Biotechnology for tuberculosis
●	Granted U.S. and European Patents for Versamune® - GM-CSF Combination to Overcome Tumor Immune Suppression and US composition of matter patent for Versamune;
●	Appointed Kamil Ali-Jackson, Esq. to the Board of Directors; and
●
Successfully completed an underwritten public offering of its common stock with net proceeds of approximately $11.9 million after deducting underwriting discounts and commissions, not including other offering expenses in February 2020.

“We have made significant progress over the last year as we transitioned to a public company, strengthened our partnerships with leaders in immuno-oncology, such as Merck and National Cancer Institute and reported encouraging human data from our lead program, PDS0101,” commented Dr. Frank Bedu-Addo, President and Chief Executive Officer of PDS Biotechnology. “As we forge ahead in 2020, we look forward to leveraging the highly encouraging Phase I human clinical outcome data, which demonstrated complete lesion regression in 60% of evaluable patients with cervical intraepithelial neoplasia (CIN) and human papillomavirus (HPV) within 1-3 months of treatment. These results support our combination approach in our upcoming clinical trials and provide evidence that PDS0101 could be essential in expanding the clinical efficacy of checkpoint inhibitors and improving clinical outcomes for patients.”

“With a strengthened balance sheet, we look forward to initiating three studies, including; a Phase 2 combination study to evaluate PDS0101 in combination with KEYTRUDA® in the first line treatment of metastatic head and neck cancer, a Phase 2 study to evaluate PDS0101 in combination with two promising immune-modulating agents in advanced HPV-associated cancers with the NCI and a Phase 2a study to evaluate the combination of PDS0101 and chemoradiation in patients with locally advanced cervical cancer. We remain committed to developing our novel Versamune platform in collaboration with our partners and would like to thank our shareholders for their continued support” concluded Dr. Bedu-Addo.

Full Year 2019 Financial Review

For the year ended December 31, 2019, the net loss was approximately $6.9 million, or $1.44 per basic and diluted share. This compares to a net loss of approximately $3.8 million, or $1.15 per basic and diluted share for the year ended December 31, 2018.

For the year ended December 31, 2019, research and development expenses increased approximately 634% to approximately $6.1 million compared to approximately $0.8 million in the prior year. The increase is primarily attributable to an increase in external expenses for clinical studies, internal R&D personnel costs, non-cash stock-based compensation and departmental costs.

For the year ended December 31, 2019, general and administrative expenses increased approximately 294% to approximately $11.0 million compared to approximately $2.8 million in the prior year.  The increase was due to increases in personnel costs, non-cash stock-based compensation, facilities costs, D&O insurance costs, legal fees, professional fees and other operating expenses.

For the year ended December 31, 2019, total operating expenses increased approximately 477% to approximately $21.0 million compared to approximately $3.6 million in the prior year.

As of December 31, 2019, the Company’s cash balance was approximately $12.2 million. This amount does not include the approximately $11.9 million in net proceeds after deducting underwriting discounts and commissions, not including other offering expenses from PDS Biotech’s underwritten public offering including the full exercise of the underwriters’ overallotment option, which closed in February.

About PDS Biotechnology

PDS Biotech is a clinical-stage immuno-oncology company developing multiple therapies based on the Company’s proprietary Versamune® T-cell activating technology platform. The Versamune® platform effectively delivers tumor-specific antigens for in vivo uptake and processing, while also activating a critical immunological pathway, the type 1 interferon pathway, thus resulting in the production of potent tumor-specific killer T-cells. Using Versamune®, PDS Biotech is engineering therapies designed to better recognize cancer cells and break down their defense systems to effectively attack and destroy tumors. PDS Biotech’s pipeline combines the Versamune® technology with tumor-specific antigens across several cancer types. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101

PDS Biotech’s lead candidate, PDS0101, combines the utility of the Versamune® platform with targeted antigens in HPV-expressing cancers. In partnership with Merck, PDS Biotech is advancing a combination of PDS0101 and KEYTRUDA® to a Phase 2 study in first line treatment of recurrent or metastatic head and neck cancer. In partnership with the National Cancer Institute (NCI), PDS Biotech is also advancing a combination of PDS0101 and two clinical stage immunotherapies to a Phase 2 study in advanced HPV-associated cancers. A third phase 2 study is to be performed in advanced localized cervical cancer combining PDS0101 with the chemoradiotherapy, which is the standard of care.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; potential adverse reactions or changes to business relationships resulting from the resignation of the Company’s Chief Financial Officer or the Company’s ability to find a replacement Chief Financial Officer; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the timing for the Company or its partners to initiate the planned clinical trials for its lead assets, PDS0101 and PDS0102; the Company’s interpretation of the results of its Phase 1 trial for PDS0101 and whether such results are sufficient to support additional trials or the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Tram Bui / Alexander Lobo
The Ruth Group
Phone: +1 (646) 536-7035 / +1 (646) 536-7037
Email: tbui@theruthgroup.com / alobo@theruthgroup.com

(Financial Statements to Follow)

PDS BIOTECHNOLOGY CORPORATION and Subsidiaries

Consolidated Balance Sheets

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$12,161,739	$103,695
Prepaid expenses and other	2,308,462	18,428
Total current assets	14,470,201	122,123

Property and equipment, net	21,051	29,508
Other assets	–	12,800

Total assets	$14,491,252	$164,431

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$1,197,720	$1,307,529
Accrued expenses	1,097,640	601,889
Restructuring reserve	498,185	–
Total current liabilities	2,793,545	1,909,418

Noncurrent liability:
Warranty liability	–	291,225
Convertible promissory notes payable	–	30,000
Total liabilities	2,793,545	2,230,643

STOCKHOLDERS' EQUITY
Common stock, $0.00033 par value, 75,000,000 shares authorized at December 31, 2019 and December 31, 2018, 5,281,237 shares and 3,417,187 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	1,742	1,128
Additional paid-in capital	40,633,670	19,871,759
Accumulated deficit	(28,937,705)	(21,939,099)
Total stockholders' equity (deficit)	11,697,707	(2,066,212)

Total liabilities and stockholders' equity (deficit)	$14,491,252	$164,431

PDS BIOTECHNOLOGY CORPORATION and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2019	2018
Operating expenses:
Research and development expenses	$6,099,580	$830,744
General and administrative expenses	10,981,765	2,788,016
Impairment expense-IPRD	2,974,000	–
Lease termination costs	979,273	–
Depreciation and amortization	–	27,426

Total operating expenses	21,034,618	3,646,186

Loss from operations	(21,034,618)	(3,646,186)

Other income (expense):
Gain on bargain purchase upon merger	13,334,568	–
Interest income	353,490	–
Interest expense	(33,559)	(3,595)
Other	–	(900)
Loss on extinguishment of debt	–	(185,800)

Loss before income taxes	(7,380,119)	(3,836,481)
Income taxes (benefit)	(381,513)	–
Net loss and comprehensive loss	$(6,998,606)	$(3,836,481)

Net loss per share, basic and diluted	$1.44	$1.15

Weighted average common shares outstanding basic and diluted	4,868,079	3,337,351